EXHIBIT 99.1

SEPARATION AGREEMENT AND GENERAL RELEASE

AGREEMENT, made as of                 , 20    , by and between [insert name of employee] (“Employee,” “you” or “your”) and Moody’s Corporation (the “Company,” “we” or “our”), with its principal place of business in New York, New York.

In consideration of the promises and conditions set forth below, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. You acknowledge that your employment with the Company is terminated effective immediately (the “Termination Date”), and you agree that you will not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date.

2. Special Severance Benefits. If you sign this Agreement and fully comply with its terms, the Company will provide you with the following special severance benefits:

(a) You will be paid salary continuation during the salary continuation period (“salary continuation period”), as set forth in Exhibit A, less benefit deductions, tax withholdings and other deductions required by law. You acknowledge that the salary continuation includes compensation and benefits in addition to what you would otherwise be entitled;

(b) Medical, dental and life insurance benefits shall be provided throughout the salary continuation period at the levels in effect for you immediately prior to the termination of your employment, but in no event greater than the levels in effect for active employees generally during the salary continuation period, provided that you shall pay the employee portion of any required premium payments at the level in effect for employees of the Company generally;

(c) In further consideration for your execution of this Agreement, the Company will not contest your eligibility for your 20     bonus pursuant to the                      Plan, and will pay you a bonus under that Plan during the first quarter of 20    [, without pro ration for that portion of 20     following your termination of employment]. The Company is agreeing to make this payment to you, in connection with your execution of this Agreement, without prejudice to its position that this amount is not due and owing to you under any bonus plan, policy, or past practice; and

(d) You will be provided outplacement services through an outplacement service provider selected by the Company, which said amount shall be determined by your job classification. You will not be entitled to the cost of outplacement services if you choose not to elect them.

You acknowledge that the special severance benefits set forth above include compensation and/or benefits in addition to what you would otherwise be entitled to receive. The special severance benefits will not become due on or before the Effective Date of the Agreement, as defined in Paragraph 16(f).

3. Waiver and Release.

(a) In exchange for special severance benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with the Company or termination of that employment. This WAIVER and RELEASE includes, but is not limited to, any claim for severance benefits provided by the Company, as stated in an offer letter, individual contract, or otherwise, unlawful discrimination or sexual harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong.

(b) You represent that you have not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.

(c) By executing this Release you agree that you have been paid all wages due and owing to you and that the amount set forth in Paragraph 2(c) is being paid to resolve any and all claims you may have, including for any and all bonus amounts that may be due to you for your 20     performance.

(d) You acknowledge that you may discover facts different from or in addition to those you now know or believe to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and you expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts.

(e) As referred to in this Agreement, “related persons” includes the parents, subsidiaries, affiliates and divisions of the Company, their respective successors and assigns, and all of their past and present directors, officers, representatives, shareholders, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(f) This WAIVER and RELEASE is binding on you, your heirs, legal representatives and assigns.

4. Confidentiality of Agreement; Non-disparagement. You shall keep the terms of this Agreement confidential. You agree not at any time to talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement to anyone other than your legal, tax or other financial advisors or your spouse, except in response to a subpoena, court directive or otherwise as required by law. You shall not disparage, denigrate or defame the Company and/or related persons, or any of their business products or services and shall not make any written or oral statement, news release or other announcement relating to your employment by the Company or relating to the Company and/or related persons, or any of their respective customers or personnel which is designed to embarrass or criticize any of the foregoing, except in order to provide truthful testimony in response to a subpoena, court directive or otherwise required by law.

5. Confidential Information. You agree that you will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned by the Company or any affiliate or subsidiary of the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case you will first provide the Company with written notice of such). All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. You further agree to return to the Company any property of the Company which you may have, no matter where located, and not to keep any copies or portions thereof.

6. Cooperation with Agencies. Nothing in this Agreement is intended to prohibit or restrict you from: (i) testifying truthfully under oath; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iv) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. You further agree that you will not seek or accept personal equitable or monetary relief in any civil action, suit or legal proceeding that involves any matter occurring at any time prior to the Effective Date of this Agreement (as defined in Paragraph 16(f) of this Agreement).

7. No Other Assurances. You acknowledge that in deciding to sign this Agreement you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written.

8. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by you and authorized representatives of the Company.

9. Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement may, at the election of the Company, be brought and prosecuted only in that State, and in the event of such election, you consent to the jurisdiction and venue of any courts of or in such jurisdiction.

10. Jury Waiver and Attorneys’ Fees and Costs. The parties agree to waive their right to proceed with a jury trial to resolve any and all disputes regarding the interpretation or enforcement of the Agreement. In the event of litigation involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to his or its reasonable attorneys’ fees and costs.

11. Treatment of Benefits and Equity. Any unvested or unexercised options, unvested restricted stock and all other benefits under any benefit plan or program maintained by the Company or any subsidiary or affiliate of the Company (including, but not limited to, any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by you at the time of your termination of employment, shall be restricted in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued. Vested stock options must be exercised either prior to the Termination Date or within thirty (30) days of the Termination Date, as provided in the applicable option plan. Please contact Fidelity Investments at 877-208-0784 or log onto the Fidelity website at https://netbenefits.fidelity.com for more information.

12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

13. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

14. Specific Performance. You acknowledge and agree that the remedies available to an injured party at law for a breach or threatened breach of any of the provisions of Paragraphs 3, 4, or 5 of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of breach or threatened breach, in addition to any remedies at law or otherwise available to the Company under the terms of this Agreement, such injured party shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, or permanent injunction or any other equitable relief that may be available.

15. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

16. You acknowledge and certify that you:

(a) have read and understand all of the terms of this Agreement and do not rely on any representation or statement, written or oral, not set forth in this Agreement;

(b) have had a reasonable period of time to consider this Agreement;

(c) are signing this Agreement knowingly and voluntarily;

(d) have been advised to consult with an attorney before signing this Agreement;

(e) have the right to consider the terms of this Agreement for 45 days and if you take fewer than 45 days to review this Agreement, you hereby waive any and all rights to the balance of the 45 day review period;

(f) have the right to revoke this Agreement within 7 days after signing it, by providing written notice of revocation to Dan O’Connell, Human Resources, Moody’s Investors Service, 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. This Agreement will not be effective or enforceable against the Company until seven (7) days after the

Company has received your signed copy of the Agreement. That will be the Effective Date of this Agreement. If you revoke this Agreement during this 7 day period, it becomes null and void in its entirety and no party has any obligations hereunder; and

(g) have been informed in writing as to any class, unit or group of individuals eligible for the special severance benefits, the eligibility factors for the special severance benefits, the job titles and ages of all individuals selected for the reduction in force to which the special severance benefits applies, and the ages of all individuals in the same job classification or organizational unit not selected for the reduction in force. You have also been informed that if you wish additional information regarding job titles and ages, you may request such information of Dan O’Connell at Moody’s Investors Service at the address listed in the paragraph immediately above. YOU CONFIRM THAT YOU HAVE RECEIVED A COPY OF EXHIBITS B, C AND D, WHICH STATE THE ELIGIBILITY FACTORS FOR THE SPECIAL SEVERANCE BENEFITS, THE JOB TITLES AND AGES OF THOSE ELIGIBLE AND THOSE NOT ELIGIBLE FOR THESE BENEFITS. BY SIGNING BELOW, YOU AFFIRM THAT YOU AND YOUR ATTORNEY HAVE HAD AN OPPORTUNITY TO READ THE EXHIBITS, UNDERSTAND THE EXHIBITS AND RELATED INFORMATION, ARE SATISFIED WITH THE INFORMATION THAT HAS BEEN PROVIDED TO YOU AND REQUIRE NO FURTHER INFORMATION.

[NAME OF EMPLOYEE]	MOODY’S CORPORATION

By:
Name:
Title:

Date:	Date:

EXHIBIT A

[DESCRIPTION OF SALARY CONTINUATION PERIOD AND SEVERANCE

BENEFITS]